EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: March 24, 2021

PEREGRINE HOLDINGS, LLC

By:	/s/ Stephen J. Therrien
Name: Stephen J. Therrien
Title: Authorized Signatory

PEREGRINE TRUST COMPANY, LLC

By:	/s/ Matt Tobin
Name: Matt Tobin
Title: Secretary

PEREGRINE FINANCIAL CORPORATION

By:	/s/ Stephen J. Therrien
Name: Stephen J. Therrien
Title: Vice President